United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 19, 2008

Prospect Medical Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

400 Corporate Pointe, Suite 525
Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 338-8677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the press release filed herewith as Exhibit 99.1, Prospect Medical Holdings, Inc. (“Prospect”) announced on March 24, 2008 that Sam Lee has been promoted to the position of Chief Executive Officer of Prospect. Jacob Y. Terner, M.D. will continue serving the Company as Executive Chairman.

Mr. Lee, 41, served as the President of Alta Healthcare System, Inc. (“Alta”) beginning in January 2002 and was appointed as a member of Prospect’s Board of Directors and as Chief Executive Officer of Alta Hospitals System, LLC following Prospect’s acquisition of Alta on August 8, 2007. Mr. Lee will continue as Alta’s CEO while serving in his new position as Chief Executive Officer of Prospect. Dr. Terner served previously as Prospect’s Chief Executive Officer and will continue serving Prospect as Executive Chairman. This change was approved by Prospect’s Board of Directors on March 19, 2008.

Mr. Lee’s extensive background includes healthcare and technology related operational leadership, private equity investment management, entrepreneurship, mergers and acquisition, and leveraged financing for various corporations. Prior to Alta, Mr. Lee was a General Partner with Kline Hawkes & Co., a private equity firm located in Brentwood, California, that focuses on healthcare, technology, and business services. Mr. Lee has been the lead/principal investor and director of several private and public companies. Additionally, Mr. Lee worked for Andersen Consulting and Verizon. Mr. Lee received his Bachelor’s degree in Industrial and Systems Engineering from Georgia Tech and Master’s degree in Business Administration from Harvard Business School. Mr. Lee is an active member of the Young Presidents’ Organization of Los Angeles, and is also involved with civic and community organizations.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are filed with the Form 8-K:

Exhibit No.	Description
99.1	Press Release of Prospect Medical Holdings, Inc. dated March 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC.

	By:	/s/ Mike Heather
Mike Heather
Chief Financial Officer

Dated: March 25, 2008